Exhibit 99.1

NEWS RELEASE	Contacts:	Todd Hornbeck, CEO
12-003		Jim Harp, CFO
Hornbeck Offshore Services
985-727-6802

For Immediate Release		Ken Dennard, Managing Partner
DRG&L / 713-529-6600

HORNBECK OFFSHORE ANNOUNCES FOURTH QUARTER 2011 RESULTS

February 16, 2012 — Covington, Louisiana — Hornbeck Offshore Services, Inc. (NYSE:HOS) announced today results for the fourth quarter ended December 31, 2011. Following are highlights for this period and the Company’s future outlook:

•	4Q2011 diluted EPS of $0.45 was 4.5x higher than 4Q2010, despite a 17% increase in diluted shares

•	4Q2011 EBITDA of $57 million increased $22 million, or 62%, over 3Q2011 EBITDA of $35 million

•	Effective utilization for active new gen OSV fleet was 93% for 4Q11, up from 81% a year-ago

•	MPSV utilization was 89% for 4Q11, up from 12% for 1H2011

•	Contract backlog for new gen OSV vessel-days is currently at 59% and 27% for 2012 and 2013

•	Contract backlog for MPSV vessel-days is currently at 69% and 40% for 2012 and 2013

•	TTB fleet utilization was 87% for 4Q11 at an effective dayrate 10% higher than the comparable year-ago rate

•	OSV Newbuild Program #5 is now underway with first vessel scheduled for delivery in June 2013

•	Four remaining stacked new gen OSVs scheduled for reactivation after planned drydockings and re-crewing

Fourth quarter 2011 revenues increased 26.1% to $122.7 million compared to $97.3 million for the fourth quarter of 2010 and increased 16.0% compared to $105.8 million for the third quarter of 2011. Operating income was $35.8 million, or 29.2% of revenues, for the fourth quarter of 2011 compared to $18.7 million, or 19.2% of revenues, for the prior-year quarter; and $14.6 million, or 13.8% of revenues, for the third quarter of 2011. The Company recorded net income for the fourth quarter of 2011 of $14.2 million, or $0.45 per diluted share, compared to net income of $2.6 million, or $0.10 per diluted share, for the year-ago quarter; and a net loss of ($0.7 million), or ($0.03) per diluted share, for the third quarter of 2011. Diluted common shares for the fourth quarter of 2011 were 31.8 million compared to 27.2 million for the fourth quarter of 2010 and 26.9 million for the third quarter of 2011. Fourth quarter 2011 EBITDA increased 45.8% to $56.7 million compared to $38.9 million for the fourth quarter of 2010 and increased 62.0% compared to $35.0 million for the third quarter of 2011. The Company incurred $1.8 million and $6.5 million of mobilization and prepositioning costs during the fourth quarter of 2011 and third quarter of 2011, respectively, related to mobilizing vessels to foreign markets. Excluding

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these pre-positioning costs for both periods for the sake of comparability, the Company’s adjusted fourth quarter 2011 EBITDA, operating margin and diluted earnings per share would have been $58.5 million, 30.6% and $0.49 compared to $41.5 million, 20.0% and $0.10 for the third quarter of 2011, respectively. For additional information regarding EBITDA as a non-GAAP financial measure, please see Note 11 to the accompanying data tables.

Upstream Segment. Revenues from the Upstream segment were $109.6 million for the fourth quarter of 2011, an increase of $24.2 million, or 28.3%, from $85.4 million for the fourth quarter of 2010; and an increase of $17.6 million, or 19.1%, from $92.0 million for the third quarter of 2011. Higher Upstream revenues for the fourth quarter of 2011 compared to the same period in 2010 primarily resulted from an increase in demand for the Company’s MPSVs, the re-activation of vessels that were stacked during the prior year, and incremental vessels operating in Latin America. Upstream operating income was $35.3 million, or 32.2% of revenues, for the fourth quarter of 2011 compared to $17.7 million, or 20.7% of revenues, for the prior-year quarter; and $13.8 million, or 15.0% of revenues, for the third quarter of 2011. Average new generation OSV dayrates for the fourth quarter of 2011 were $21,863 compared to $20,694 for the same period in 2010 and $20,945 for the third quarter of 2011. New generation OSV utilization was 83.5% for the fourth quarter of 2011 compared to 66.3% for the year-ago quarter and 75.3% for the sequential quarter. The primary drivers for the sequential increase in Upstream revenues and operating income were higher demand for the Company’s MPSVs, a full-quarter contribution from four vessels that commenced long-term contracts in Brazil during the third quarter of 2011 and, to a lesser extent, improved spot market conditions in the GoM due to a substantial increase in deepwater drilling permits being issued in September and October 2011. The Company had an average of 5.2 stacked new generation OSVs during the fourth quarter of 2011 compared to quarterly averages of 9.4 stacked vessels during the year-ago quarter and 6.3 stacked vessels during the sequential quarter. Effective new generation OSV utilization for the Company’s active fleet, which excludes the impact of stacked vessels, was 93.0% for the fourth quarter of 2011 compared to 81.3% for the year-ago quarter and 85.9% for the sequential quarter.

Downstream Segment. Revenues from the Downstream segment of $13.1 million for the fourth quarter of 2011 increased by $1.2 million, or 10.1%, compared to $11.9 million for the same period in 2010, and were lower than the sequential quarter by $0.8 million, or 5.8%. The year-over-year revenue increase was largely due to improved market conditions in the Northeast and in the GoM along with fewer days out-of-service for regulatory drydocking, partially offset by a decline in revenues related to oil spill response activities, which concluded in late-December 2010. The Company’s double-hulled tank barge average dayrates were $18,176 for the fourth quarter of 2011 compared to $16,782 for the same period in 2010 and $18,222 for the sequential quarter. Tank barge dayrates for the current-year quarter were favorably impacted by well-test services performed for an Upstream customer. Utilization for the double-hulled tank barge fleet was 87.3% for the fourth quarter of 2011 compared to 85.6% for the year-ago quarter and 92.0% for the sequential quarter. Effective, or utilization-adjusted, dayrates for the Company’s double-hulled tank barges were $15,868 for the fourth quarter of 2011, which is $1,503, or 10.5%, higher than the prior-year quarter effective dayrates. The sequential decreases in Downstream revenues, dayrates and utilization are largely due to soft market conditions for the Company’s barges servicing the black oil market in the GoM.

General and Administrative (“G&A”). G&A expenses of $8.0 million for the fourth quarter of 2011 were 6.5% of revenues compared to $8.5 million, or 8.7% of revenues, for the fourth quarter of 2010. This decrease in G&A expense was primarily attributable to lower shoreside compensation expenses. The Company allocated 90% of its fourth quarter 2011 G&A expenses to the Upstream segment and 10% to the Downstream segment.

Depreciation and Amortization. Depreciation and amortization expense was $20.5 million for the fourth quarter of 2011, or $0.4 million higher than the prior-year quarter. This increase was due to incremental amortization costs resulting from higher shipyard costs to drydock the Company’s Upstream and Downstream vessels. Depreciation and amortization expense is expected to continue to increase from current levels when any recently acquired or newly constructed vessels undergo their initial 30-month and 60-month recertifications.

Interest Expense. Interest expense decreased $0.2 million during the fourth quarter of 2011 compared to the same period in 2010, primarily due to an increase in capitalized interest cost related to the Company’s fifth OSV newbuild program, which commenced in November 2011. The Company recorded $0.4 million of capitalized construction period interest, or 2.6% of its total interest costs, for the current-year quarter compared to having no capitalized construction period interest for the fourth quarter of 2010.

Annual 2011 Results

Revenues for 2011 decreased 9.3% to $381.6 million compared to $420.8 million for 2010. Operating income was $55.0 million, or 14.4% of revenues, for 2011 compared to $112.2 million, or 26.7% of revenues, for the prior year. Net income for 2011 decreased $39.0 million to a net loss of ($2.6 million), or ($0.09) per diluted share, compared to net income of $36.4 million, or $1.34 per diluted share, for 2010. The year-over-year decrease in revenues, operating income and net income was primarily due to regulatory-driven demand weakness in the GoM, which contributed to a reduction in drilling activity in the GoM. This led to a significant decline in MPSV utilization and the Company’s decision to stack an average of 9.2 new generation OSVs during 2011. However, with the re-activation of the 220 class HOS Explorer in October 2011 and the HOS Express in January 2012, the Company now has four DP-1 new generation OSVs stacked, all of which are expected to be re-activated for service in the GoM during the first half of 2012, provided that the Company is able to re-crew such vessels and complete any required drydocking activities. The year-over-year decrease in Upstream revenues was partially offset by the incremental revenue contribution from vessels operating in Latin America. The Company’s net income for 2011 included a $1.5 million ($1.1 million after-tax, or $0.04 per diluted share) gain on the sales of the Company’s last four remaining single-hulled tank barges and two ROVs for net cash proceeds of $11.3 million. The Company’s net income for 2010 included a $1.9 million ($1.2 million after-tax or $0.04 per diluted share) gain on the sale of two conventional OSVs and one older, lower-horsepower tug, and two single-hulled tank barges for net cash proceeds of $4.5 million.

Future Outlook

Based on the key assumptions outlined below and in the attached data tables, the following statements reflect management’s current expectations regarding future operating results and certain events. These statements are forward-looking and actual results may differ materially. Other than as expressly stated, these statements do not include the potential impact of any additional future long-term contract repositioning voyages; unexpected vessel repairs or shipyard delays; or future capital transactions, such as vessel acquisitions or divestitures, business combinations, financings or the unannounced expansion of existing newbuild programs that may be commenced after the date of this disclosure. Additional information concerning forward-looking statements can be found on page 8 of this news release.

Forward Guidance

Vessel Counts. As of December 31, 2011, excluding seven non-core vessels, the Company’s operating fleet consisted of 51 new generation OSVs, four MPSVs, nine double-hulled tank barges and nine ocean-going tugs. The Company’s active Upstream Fleet for fiscal 2012 is expected to be comprised of an average of 49.5 new generation OSVs and four MPSVs. These active new generation OSVs are comprised of an average of 27.0 “term” vessels that are currently chartered on long-term contracts and an average of 22.5 “spot” vessels that are currently operating or being offered for service under short-term charters. The Company’s active Downstream fleet for 2012 is expected to consist of nine double-hulled tank barges and nine-ocean going tugs.

Contract Coverage. The Company’s forward contract coverage for its 51-vessel fleet of new generation OSVs for the fiscal years ending 2012 and 2013 is currently 59% and 27%, respectively. The Company’s forward contract coverage for its four MPSVs for the fiscal years ending 2012 and 2013 is currently 69% and 40%, respectively. The Company’s forward contract coverage for its nine-vessel fleet of double-hulled tank barges for the fiscal year ending 2012 is currently 20%. These contract backlog percentages are based on available vessel-days for the guidance periods, not estimated revenue.

Effective Dayrates. Effective, or utilization-adjusted, new generation OSV dayrates for the Company’s projected average of 27.0 active “term” OSVs are expected to be in the $19,000 to $20,000 range for the full-year 2012. This range does not reflect the incremental impact of any revenue expected to be derived in fiscal 2012 from the Company’s average 22.5 “spot” OSVs and average 1.5 “stacked” OSVs. The Company does not provide annual guidance regarding the effective dayrates anticipated for the average 24.0 “non-term” new generation OSVs due to the wide range of potential outcomes of its current domestic and international bidding activity for such vessels. Recently improved market conditions have allowed the Company to achieve leading-edge spot dayrates for its 240 class DP-2 OSVs in the $28,000 to $30,000 range, or roughly double the spot dayrate levels from the first half of 2011. Whether these rates can be sustained will depend on the future pace of permitting in the GoM. Effective dayrates for the Company’s nine double-hulled tank barges are projected to be in the range of $14,000 to $15,000 for the full-year 2012.

Operating Expenses. Aggregate cash operating expenses for the Company’s Upstream segment are projected to be in the range of $200 million to $210 million for 2012. However, this cash operating expense estimate is exclusive of any additional repositioning expenses the Company may incur that are not recoverable through charter hire in connection with the potential relocation of more of its current spot and/or stacked vessels into international markets or back to the GoM; or any customer-required cost-of-sales related to future contract fixtures that are typically recovered through higher dayrates. Aggregate cash operating expenses for the Company’s Downstream segment are projected to be in the range of $30 million to $32 million for 2012. After excluding approximately $9.5 million of mobilization costs incurred during 2011, consolidated operating expenses for 2012 are expected to be roughly 20% higher than 2011 due to (i) a previously reported $500 per-day anticipated increase in cash operating expenses for vessels that will be in service for all of 2011 and 2012 (“same-store-sales basis”); (ii) the re-activation during 2012 of an average of 7.7 new generation OSVs that were previously stacked; and (iii) the addition of an average of 2.0 vessels to the Company’s Upstream fleet operating in Brazil, where cash operating expenses are generally double the levels for comparable vessels operating the GoM.

G&A Expenses. General and administrative expenses are expected to increase to the approximate range of $48 million to $52 million for the full-year 2012, commensurate with the Company’s pending fleet growth and international expansion. However, the Company still expects to remain within the historical range of G&A-to-revenue margins of its public OSV peer group.

Other Financial Data. The projected annual stock-based compensation expense, depreciation, amortization, net interest expense, cash income taxes and cash interest expense for fiscal 2012 are included in the attached data tables. Projected quarterly stock-based compensation expense, depreciation, amortization and net interest expense for the quarter ending March 31, 2012 are expected to be $3.2 million, $15.3 million, $5.4 million and $13.2 million, respectively. The Company’s annual effective tax rate is expected to be in the range of 35% to 37% for fiscal 2012.

Capital Expenditures Outlook

Update on Maintenance and Other Capital Expenditures. Please refer to the attached data table for a summary, by period, of historical and projected data for maintenance and other capital expenditures. Maintenance capital expenditures, which are recurring in nature, primarily include regulatory drydocking charges incurred for the recertification of vessels and other vessel capital improvements that extend a vessel’s economic useful life. Other capital expenditures, which are generally non-recurring, are comprised of the following: (i) commercial-related vessel improvements, such as cranes, ROVs and other specialized vessel equipment, which costs are typically included in and offset by higher dayrates charged to customers; and (ii) non-vessel related capital expenditures, including costs related to the Company’s shore-based facilities, leasehold improvements and other corporate expenditures, such as information technology or office furniture and equipment. The Company expects maintenance capital expenditures and other capital expenditures to be approximately $52.8 million and $16.5 million, respectively, for the full-year 2012. Over the next few years beyond 2012, the Company expects that its annually recurring maintenance capital expenditure budget for its growing fleet of vessels will range between $40 million and $50 million per year.

Update on OSV Newbuild Program #5. On November 7, 2011, the Company announced its fifth OSV newbuild program, which consists of vessel construction contracts with two domestic shipyards to build four 300 class OSVs, four 310 class OSVs, and eight 320 class OSVs. The Company also has options to construct additional vessels at these shipyards. The high-spec OSVs under this newbuild program are expected to be delivered in accordance with the schedule shown in the table below:

	2Q2013	2Q2013	2Q2013	2Q2013	2Q2013	2Q2013	2Q2013	2Q2013
	2Q2013	3Q2013	4Q2013	1Q2014	2Q2014	3Q2014	4Q2014	Total
Estimated In-Service Dates:
300 class	1	1	1	1	—	—	—	4
310 class	—	—	—	1	1	1	1	4
320 class	—	—	2	2	3	1	—	8

	1	1	3	4	4	2	1	16

Based on the above schedule of projected vessel in-service dates, the Company expects to own and operate 51, 56 and 67 new generation OSVs as of December 31, 2012, 2013 and 2014, respectively. These vessel additions result in a projected average new generation OSV fleet complement of 51.0, 52.2 and 62.8 vessels for the fiscal years 2012, 2013 and 2014, respectively. The aggregate cost of the Company’s fifth OSV newbuild program, excluding construction period interest, is expected to be approximately $720.0 million, of which $242.9 million, $347.7 million and $87.0 million is expected to be incurred in 2012, 2013 and 2014, respectively. From the inception of this program through December 31, 2011, the Company has incurred $42.4 million, or 5.9%, of total expected project costs.

Liquidity Outlook

As of December 31, 2011, the Company had a cash balance of $356.8 million and an undrawn $300 million revolving credit facility. The Company expects to generate sufficient cash flow from operations to cover all of its cash debt service, annually recurring maintenance capital expenditures and cash income taxes, which are expected to be in the $100 million to $110 million range, in the aggregate, for the full-year 2012. Based on the forward guidance and key assumptions outlined herein and the Company’s current contract coverage, it does not anticipate a need to draw on its revolving credit facility at any time during 2012 or for the foreseeable future, absent any future growth opportunities that may arise.

Conference Call

The Company will hold a conference call to discuss its fourth quarter 2011 financial results and recent developments at 10:00 a.m. Eastern (9:00 a.m. Central) today, February 16, 2012. To participate in the call, dial (480) 629-9835 and ask for the Hornbeck Offshore call at least 10 minutes prior to the start time. To access it live over the Internet, please log onto the web at http://www.hornbeckoffshore.com, on the “IR Home” page of the “Investors” section of the Company’s website at least fifteen minutes early to register, download and install any necessary audio software. Please call the Company’s investor relations firm, DRG&L, at (713) 529-6600 to be added to its e-mail distribution list for future Hornbeck Offshore news releases. An archived version of the web cast will be available shortly after the call for a period of 60 days on the “IR Home” page under the “Investors” section of the Company’s website. Additionally, a telephonic replay will be available through February 23, 2012, and may be accessed by calling (303) 590-3030 and using the pass code 4510299#.

Attached Data Tables

The Company has posted an electronic version of the following three pages of data tables, which are downloadable in Microsoft Excel™ format, on the “IR Home” page of the “Investors” section of the Hornbeck Offshore website for the convenience of analysts and investors.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico and Latin America, and is a leading short-haul transporter of petroleum products through its coastwise fleet of ocean-going tugs and tank barges primarily in the northeastern U.S. and the U.S. Gulf of Mexico. Hornbeck Offshore currently owns a fleet of 80 vessels primarily serving the energy industry.

Forward-Looking Statements

This Press Release contains “forward-looking statements,” as contemplated by the Private Securities Litigation Reform Act of 1995, in which the Company discusses factors it believes may affect its performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding assumptions, expectations, beliefs and projections about future events or conditions. You can generally identify forward-looking statements by the appearance in such a statement of words like “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “remain,” “should,” or “will,” or other comparable words or the negative of such words. The accuracy of the Company’s assumptions, expectations, beliefs and projections depends on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments and known and unknown risks. The Company gives no assurance that the forward-looking statements will prove to be correct and does not undertake any duty to update them. The Company’s actual future results might differ from the forward-looking statements made in this Press Release for a variety of reasons, including the effect of the regulatory slow-down in the pace of issuing drilling permits and plan approvals in the GoM; the Company’s inability to successfully complete its fifth OSV newbuild program on-time and on-budget, which involves the construction and integration of highly complex vessels and systems; the inability to successfully market the vessels that the Company is constructing; an oil spill or other significant event in the United States or another offshore drilling region that could have a broad impact on deepwater and other offshore energy exploration and production activities, such as the suspension of activities or significant regulatory responses; the effect of legislation or regulations implemented in response to the Deepwater Horizon incident in the GoM, as well as the outcome of pending litigation brought by environmental groups challenging recent exploration plans approved by the Department of Interior; less than anticipated success in marketing and operating the Company’s MPSVs; bureaucratic, administrative or operating barriers that delay vessels chartered in foreign markets from going on-hire or result in contractual penalties imposed by foreign customers; renewed weakening of demand for the Company’s services; unplanned customer suspensions, cancellations, rate reductions or non-renewals of vessel charters or failures to finalize commitments to charter vessels; industry risks; further reductions in capital spending budgets by customers; a material reduction of Petrobras’ announced plans for exploration and production activities in Brazil; declines in oil and natural gas prices; further increases in operating costs; the inability to accurately predict vessel utilization levels and dayrates; unanticipated difficulty in effectively competing in or operating in international markets; less than anticipated subsea infrastructure demand activity in the GoM and other markets; the level of fleet additions by the Company and its competitors that could result in over capacity; economic and political risks; weather-related risks; the inability to attract and retain qualified personnel, including vessel personnel for active, unstacked and newly constructed vessels; regulatory risks; the repeal or administrative weakening of the Jones Act, including any changes in the interpretation of the Jones Act related to the U.S. citizenship qualification; the imposition of laws or regulations that result in reduced exploration and production activities or that increase the Company’s operating costs or operating requirements, including any such laws or regulations that may arise as a result of the Deepwater Horizon incident in the GoM or the resulting drilling moratoria and regulatory reforms; drydocking delays and cost overruns and related risks; vessel accidents or pollution incidents resulting in lost revenue or expenses that are unrecoverable from insurance policies or other third parties; unexpected litigation and insurance expenses; fluctuations in foreign currency valuations compared to the U.S. dollar and risks associated with expanded foreign operations, such as non-compliance with or the unanticipated effect of tax laws, customs laws, immigration laws, or other legislation that result in higher than anticipated tax rates or other costs or the inability to repatriate foreign-sourced earnings and profits. In addition, the Company’s future results may be impacted by adverse economic conditions, such as inflation, deflation, or lack of liquidity in the capital markets, that may negatively affect it or parties with whom it does business resulting in their non-payment or inability to perform obligations owed to the Company, such as the failure of customers to fulfill their contractual obligations or the failure by individual banks to provide expected funding under the Company’s credit agreement. Should one or more of the foregoing risks or uncertainties materialize in a way that negatively impacts the Company, or should the Company’s underlying assumptions prove incorrect, the Company’s actual results may vary materially from those anticipated in its forward-looking statements, and its business, financial condition and results of operations could be materially and adversely affected. Additional factors that you should consider are set forth in detail in the Risk Factors section of the Company’s most recent Annual Report on Form 10-K as well as other filings the Company has made and will make with the Securities and Exchange Commission which, after their filings, can be found on the Company’s website www.hornbeckoffshore.com.

Regulation G Reconciliation

This Press Release also contains references to the non-GAAP financial measures of earnings, or net income, before interest, income taxes, depreciation and amortization, or EBITDA, and Adjusted EBITDA. The Company views EBITDA and Adjusted EBITDA primarily as liquidity measures and, therefore, believes that the GAAP financial measure most directly comparable to such measure is cash flows provided by operating activities. Reconciliations of EBITDA and Adjusted EBITDA to cash flows provided by operating activities are provided in the table below. Management’s opinion regarding the usefulness of EBITDA to investors and a description of the ways in which management uses such measure can be found in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as well as in Note 11 to the attached data tables.

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(in thousands, except Other Operating and Per Share Data)

Statement of Operations (unaudited):

	Three Months Ended			Twelve Months Ended
	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Revenues	$122,716	$105,827	$97,321	$381,627	$420,804
Costs and expenses:
Operating expenses	58,421	62,744	50,690	211,201	196,771
Depreciation and amortization	20,508	20,385	20,110	81,587	77,055
General and administrative expenses	7,957	9,045	8,480	35,363	36,774

	86,886	92,174	79,280	328,151	310,600

Gain on sale of assets	4	976	681	1,539	2,025

Operating income	35,834	14,629	18,722	55,015	112,229
Other income (expense):
Interest income	254	156	175	829	528
Interest expense	(14,673)	(15,062)	(14,830)	(59,649)	(55,183)
Other income, net [1]	384	(19)	87	442	344

	(14,035)	(14,925)	(14,568)	(58,378)	(54,311)

Income (loss) before income taxes	21,799	(296)	4,154	(3,363)	57,918
Income tax expense (benefit)	7,558	445	1,540	(802)	21,502

Net income (loss)	$14,241	$(741)	$2,614	$(2,561)	$36,416

Basic earnings (loss) per share of common stock	$0.46	$(0.03)	$0.10	$(0.09)	$1.38

Diluted earnings (loss) per share of common stock	$0.45	$(0.03)	$0.10	$(0.09)	$1.34

Weighted average basic shares outstanding	30,954	26,919	26,474	27,876	26,396

Weighted average diluted shares outstanding [2]	31,806	26,919	27,236	27,876	27,176

Other Operating Data (unaudited):

	Three Months Ended			Twelve Months Ended
	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Offshore Supply Vessels:
Average number of new generation OSVs [3]	51.0	51.0	51.0	51.0	49.9
Average number of active new generation OSVs [4]	45.8	44.7	41.6	41.8	42.4
Average new generation fleet capacity (deadweight) [3]	128,190	128,190	128,190	128,190	124,965
Average new generation vessel capacity (deadweight)	2,514	2,514	2,514	2,514	2,507
Average new generation utilization rate [5]	83.5%	75.3%	66.3%	71.5%	71.6%
Effective new generation utilization rate [6]	93.0%	85.9%	81.3%	87.2%	84.3%
Average new generation dayrate [7]	$21,863	$20,945	$20,694	$21,121	$21,561
Effective dayrate [8]	$18,256	$15,772	$13,720	$15,102	$15,438
Tugs and Tank Barges:
Average number of double-hulled tank barges [9]	9.0	9.0	9.0	9.0	9.0
Average double-hulled fleet capacity (barrels) [9]	884,621	884,621	884,621	884,621	884,621
Average double-hulled barge size (barrels)	98,291	98,291	98,291	98,291	98,291
Average double-hulled utilization rate [5]	87.3%	92.0%	85.6%	88.1%	80.5%
Average double-hulled dayrate [10]	$18,176	$18,222	$16,782	$17,557	$17,502
Effective dayrate [8]	$15,868	$16,764	$14,365	$15,468	$14,089

Balance Sheet Data (unaudited):

	As of December 31, 2011	As of December 31, 2010
Cash and cash equivalents.	$356,849	$126,966
Working capital	401,216	162,156
Property, plant and equipment, net	1,605,785	1,606,121
Total assets	2,136,346	1,878,425
Total long-term debt.	770,648	758,233
Stockholders’ equity	1,072,988	841,877

Cash Flow Data (unaudited):

	Twelve Months Ended
	December 31, 2011	December 31, 2010
Cash provided by operating activities	$63,735	$131,013
Cash used in investing activities	(62,299)	(56,987)
Cash provided by financing activities	228,830	1,866

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in thousands, except Financial Ratios)

Other Financial Data (unaudited):

	Three Months Ended			Twelve Months Ended
	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Upstream:
Vessel revenues	$108,509	$90,902	$84,076	$326,769	$368,314
Non-vessel revenues	1,069	1,051	1,358	4,067	6,213

Total revenues	$109,578	$91,953	$85,434	$330,836	$374,527

Operating income	$35,306	$13,793	$17,730	$53,868	$110,523
Operating margin	32.2%	15.0%	20.8%	16.3%	29.5%
Components of EBITDA [11]
Net income (loss)	$14,671	$(55)	$2,778	$159	$38,202
Interest expense, net	13,203	13,664	13,403	53,890	49,866
Income tax expense (benefit)	7,815	160	1,636	50	22,559
Depreciation	13,077	13,086	13,125	52,453	50,008
Amortization	4,023	3,953	3,807	15,457	14,677

EBITDA [11]	$52,789	$30,808	$34,749	$122,009	$175,312

Adjustments to EBITDA
Stock-based compensation expense	$782	$1,554	$1,618	$5,824	$7,501
Interest income	247	147	172	796	515

Adjusted EBITDA [11]	$53,818	$32,509	$36,539	$128,629	$183,328

EBITDA [11] Reconciliation to GAAP:
EBITDA [11]	$52,789	$30,808	$34,749	$122,009	$175,312
Cash paid for deferred drydocking charges	(3,210)	(6,540)	(2,964)	(16,832)	(13,153)
Cash paid for interest	(9,856)	(9,251)	(10,039)	(38,115)	(38,435)
Cash paid for taxes	(439)	(334)	(210)	(1,257)	(2,804)
Changes in working capital	1,078	(21,524)	8,252	(16,355)	2,087
Stock-based compensation expense	782	1,554	1,618	5,824	7,501
Changes in other, net	(979)	(617)	(442)	(443)	(1,170)

Net cash provided by (used in) operating activities	$40,165	$(5,904)	$30,964	$54,831	$129,338

Downstream:
Revenues	$13,138	$13,874	$11,887	$50,791	$46,277
Operating income (loss)	$528	$836	$992	$1,147	$1,706
Operating margin (deficit)	4.0%	6.0%	8.3%	2.3%	3.7%
Components of EBITDA [11]
Net income (loss)	$(430)	$(686)	$(164)	$(2,720)	$(1,786)
Interest expense, net	1,216	1,242	1,252	4,930	4,789
Income tax expense (benefit)	(257)	285	(96)	(852)	(1,057)
Depreciation	2,124	2,144	2,109	8,507	8,501
Amortization	1,284	1,202	1,069	5,170	3,869

EBITDA [11]	$3,937	$4,187	$4,170	$15,035	$14,316

Adjustments to EBITDA
Stock-based compensation expense	$89	$174	$257	$701	$1,209
Interest income	7	9	3	33	13

Adjusted EBITDA [11]	$4,033	$4,370	$4,430	$15,769	$15,538

EBITDA [11] Reconciliation to GAAP:
EBITDA [1]1	$3,937	$4,187	$4,170	$15,035	$14,316
Cash paid for deferred drydocking charges	(16)	442	(3,885)	(2,872)	(9,357)
Cash paid for interest	(1,474)	(1,382)	(1,500)	(5,696)	(5,743)
Cash paid for taxes	—	—	—	(15)	(5)
Changes in working capital	3,868	25	(247)	2,328	2,230
Stock-based compensation expense	89	174	257	701	1,209
Changes in other, net	(10)	(123)	(267)	(577)	(975)

Net cash provided by (used in) operating activities	$6,394	$3,323	$(1,472)	$8,904	$1,675

Consolidated:
Revenues	$122,716	$105,827	$97,321	$381,627	$420,804
Operating income	$35,834	$14,629	$18,722	$55,015	$112,229
Operating margin	29.2%	13.8%	19.2%	14.4%	26.7%
Components of EBITDA [11]
Net income (loss)	$14,241	$(741)	$2,614	$(2,561)	$36,416
Interest expense, net	14,419	14,906	14,655	58,820	54,655
Income tax expense (benefit)	7,558	445	1,540	(802)	21,502
Depreciation	15,201	15,230	15,234	60,960	58,509
Amortization	5,307	5,155	4,876	20,627	18,546

EBITDA [11]	$56,726	$34,995	$38,919	$137,044	$189,628

Adjustments to EBITDA
Stock-based compensation expense	$871	$1,728	$1,875	$6,525	$8,710
Interest income	254	156	175	829	528

Adjusted EBITDA [11]	$57,851	$36,879	$40,969	$144,398	$198,866

EBITDA [11] Reconciliation to GAAP:
EBITDA [10]	$56,726	$34,995	$38,919	$137,044	$189,628
Cash paid for deferred drydocking charges	(3,226)	(6,098)	(6,849)	(19,704)	(22,510)
Cash paid for interest	(11,330)	(10,633)	(11,539)	(43,811)	(44,178)
Cash paid for taxes	(439)	(334)	(210)	(1,272)	(2,809)
Changes in working capital	4,946	(21,499)	8,005	(14,027)	4,317
Stock-based compensation expense	871	1,728	1,875	6,525	8,710
Changes in other, net	(989)	(740)	(709)	(1,020)	(2,145)

Net cash provided by (used in) operating activities	$46,559	$(2,581)	$29,492	$63,735	$131,013

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in millions, except Average Vessels, Effective Dayrates, Tax Rates, Contract Coverage and Historical Data)

Forward Guidance of Selected Financial Data: (Unaudited)

2012 Guidance
	Full-Year 2012 Estimated Avg	Full-Year 2012 Contract Coverage
		(as of 16-Feb-2012)
Average Number of Vessels:
Upstream
New generation OSVs—Term [12]	27.0	91%
New generation OSVs—Spot [13]	22.5	23%
New generation OSVs—Stacked [14]	1.5	0%

New generation OSVs—Total	51.0	59%

New generation MPSVs	4.0	69%

Total Upstream	55.0

Downstream
Double-hulled tank barges	9.0	20%

	Full-Year 2012
	Low	High
Effective Dayrates:
New generation OSVs—Term	$19,000	$20,000
New generation OSVs—Spot [15]	TBD	TBD
New generation MPSVs [16]	TBD	TBD
Double-hulled tank barges	14,000	15,000
Non-vessel revenues:	$3.0	$4.0
Operating Expenses:
Upstream—Active Fleet	$199,700	$209,700
Upstream—Stacked Fleet	300	300

Total Upstream	200,000	210,000

Downstream	30,000	32,000

Consolidated	$230,000	$242,000

General and Administrative Expenses:	$48.0	$52.0
Other Financial Data:
Stock-based compensation expense	$10.7	$10.7
Depreciation	61.8	61.8
Amortization	24.5	24.5
Interest expense, net:
Interest expense	47.4	47.4
Incremental non-cash OID interest expense [17]	13.3	13.3
Capitalized interest	(11.9)	(11.9)
Interest income	(1.7)	(1.7)

Total interest expense, net	$47.1	$47.1

Income tax rate	35.0%	37.0%
Cash income taxes	$1.2	$1.2
Cash interest expense	$43.9	$43.9
Weighted average diluted shares outstanding [18]	36.1	36.1

Capital Expenditures Data (unaudited) [19]:

Historical Data (in thousands):
	Three Months Ended			Twelve Months Ended
	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Maintenance and Other Capital Expenditures:
Maintenance Capital Expenditures:
Deferred drydocking charges	$3,226	$6,098	$6,849	$19,704	$22,510
Other vessel capital improvements	2,823	1,777	1,813	10,989	6,920

	6,049	7,875	8,662	30,693	29,430

Other Capital Expenditures:
Commercial-related vessel improvements	3,619	8,615	222	18,039	17,249
Non-vessel related capital expenditures	447	684	67	1,829	1,564

	4,066	9,299	289	19,868	18,813

	$10,115	$17,174	$8,951	$50,561	$48,243

Growth Capital Expenditures:
MPSV program	$—	$—	$—	$—	$6,471
OSV newbuild program #4	—	—	393	—	25,744
OSV newbuild program #5	42,380	—	—	42,380	—

	$42,380	$—	$393	$42,380	$32,215

Forecasted Data:

	1Q2012E	2Q2012E	3Q2012E	4Q2012E	2012E
Maintenance and Other Capital Expenditures:
Maintenance Capital Expenditures:
Deferred drydocking charges	$6.2	$5.5	$16.1	$12.7	$40.5
Other vessel capital improvements	3.8	1.3	4.4	2.8	12.3

	10.0	6.8	20.5	15.5	52.8

Other Capital Expenditures:
Commercial-related vessel improvements	1.8	4.9	0.5	0.5	7.7
Non-vessel related capital expenditures	2.4	2.2	2.0	2.2	8.8

	4.2	7.1	2.5	2.7	16.5

	$14.2	$13.9	$23.0	$18.2	$69.3

Growth Capital Expenditures:
OSV newbuild program #5	45.3	39.4	67.0	91.2	242.9

	$45.3	$39.4	$67.0	$91.2	$242.9

[1]	Represents other income and expenses, including equity in income from investments and foreign currency transaction gains or losses.

[2]

Due to a net loss for the three months ended September 30, 2011, the Company excluded the dilutive effect of equity awards representing the rights to acquire 1,209 shares of common stock, because the effect was anti-dilutive. Stock options representing rights to acquire 302 and 399 shares of common stock for the three months ended December 31, 2011 and December 31, 2010, respectively, were excluded from the calculation of diluted earnings per share, because the effect was anti-dilutive after considering the exercise price of the options in comparison to the average market price, proceeds from exercise, taxes and related unamortized compensation. Due to a net loss for the twelve months ended December 31, 2011, the Company excluded the dilutive effect of equity awards representing the rights to acquire 1,209 shares of common stock, because the effect was anti-dilutive. For the twelve months ended December 31, 2010, stock options representing the rights to acquire 400 shares of common stock were excluded from the calculation of diluted earnings per share because the effect was anti-dilutive. As of December 31, 2011, September 30, 2011, and December 31, 2010, the 1.625% convertible senior notes were not dilutive, as the average price of the Company’s stock was less than the effective conversion price of $62.59 for such notes.

[3]

The Company owned 51 new generation OSVs as of December 31, 2011. Excluded from this data is one stacked conventional OSV that the Company considers to be a non-core asset. Also excluded from this data are four MPSVs owned by the Company that were placed in service under its MPSV program on various dates from October 2008 to March 2010.

[4]

In response to weak market conditions, the Company elected to stack certain of its new generation OSVs on various dates in 2009 and 2010. As market conditions have improved, the Company had re-activated 10 new generation OSVs as of December 31, 2011 and plans to unstack the remaining five vessels during the first half of 2012, provided it can re-crew such vessels and complete regulatory drydockings within that timeframe. Active new generation OSVs represent vessels that are immediately available for service during each respective period.

[5]	Average utilization rates are average rates based on a 365-day year. Vessels are considered utilized when they are generating revenues.

[6]	Effective utilization rate is based on a denominator comprised only of vessel-days available for service by the active fleet, which excludes the impact of stacked vessel days.

[7]

Average new generation OSV dayrates represent average revenue per day, which includes charter hire, crewing services, and net brokerage revenues, based on the number of days during the period that the OSVs generated revenues.

[8]	Effective dayrate represents the average dayrate multiplied by the utilization rate for the respective period.

[9]

The Company owned and operated nine double-hulled tank barges as of December 31, 2011. Excluded from this data are 15 ocean-going tugs owned by the Company, six of which were stacked as of December 31, 2011.

[10]

Average dayrates represent average revenue per day, including time charters, brokerage revenue, revenues generated on a per-barrel-transported basis, demurrage, shipdocking and fuel surcharge revenue, based on the number of days during the period that the tank barges generated revenue. For purposes of brokerage arrangements, this calculation excludes that portion of revenue that is equal to the cost paid by customers of in-chartering third party equipment.

[11]	Non-GAAP Financial Measure

The Company discloses and discusses EBITDA as a non-GAAP financial measure in its public releases, including quarterly earnings releases, investor conference calls and other filings with the Securities and Exchange Commission. The Company defines EBITDA as earnings (net income) before interest, income taxes, depreciation and amortization. The Company’s measure of EBITDA may not be comparable to similarly titled measures presented by other companies. Other companies may calculate EBITDA differently than the Company, which may limit its usefulness as a comparative measure.

The Company views EBITDA primarily as a liquidity measure and, as such, believes that the GAAP financial measure most directly comparable to it is cash flows provided by operating activities. Because EBITDA is not a measure of financial performance calculated in accordance with GAAP, it should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

EBITDA is widely used by investors and other users of the Company’s financial statements as a supplemental financial measure that, when viewed with GAAP results and the accompanying reconciliations, the Company believes provides additional information that is useful to gain an understanding of the factors and trends affecting its ability to service debt, pay deferred taxes and fund drydocking charges and other maintenance capital expenditures. The Company also believes the disclosure of EBITDA helps investors meaningfully evaluate and compare its cash flow generating capacity from quarter to quarter and year to year.

EBITDA is also a financial metric used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) as a significant criteria for annual incentive cash bonuses paid to the Company’s executive officers and other shore-based employees; (iii) to compare to the EBITDA of other companies when evaluating potential acquisitions; and (iv) to assess the Company’s ability to service existing fixed charges and incur additional indebtedness.

In addition, the Company also makes certain adjustments, as applicable, to EBITDA for losses on early extinguishment of debt, FAS 123R stock-based compensation expense and interest income, or Adjusted EBITDA, to compute ratios used in certain financial covenants of its credit agreements with various lenders and bond investors. The Company believes that these ratios are material components of such financial covenants and failure to comply with such covenants could result in the acceleration of indebtedness or the imposition of restrictions on the Company’s financial flexibility.

Set forth below are the material limitations associated with using EBITDA as a non-GAAP financial measure compared to cash flows provided by operating activities.

•	EBITDA does not reflect the future capital expenditure requirements that may be necessary to replace the Company’s existing vessels as a result of normal wear and tear,

•

EBITDA does not reflect the interest, future principal payments and other financing-related charges necessary to service the debt that the Company has incurred in acquiring and constructing its vessels,

•	EBITDA does not reflect the deferred income taxes that the Company will eventually have to pay once it is no longer in an overall tax net operating loss position, as applicable, and

•	EBITDA does not reflect changes in the Company’s net working capital position.

Management compensates for the above-described limitations in using EBITDA as a non-GAAP financial measure by only using EBITDA to supplement the Company’s GAAP results.

[12]

As of February 16, 2012, the Company’s active fleet of 27 new generation OSVs that were committed to “term” contracts (time charters of one year or longer in duration) through the remainder of 2012 was comprised of the following fleet mix: eleven 200 class OSVs, fifteen 240 class OSVs and one 290 class OSV.

[13]

As of February 16, 2012, the Company’s active fleet of 20 new generation OSVs that were available for “spot” contracts (time charters of less than one year in duration) or additional “term” contracts was comprised of the following fleet mix: six 200 class OSVs, ten 240 class OSVs and four 265 class OSVs.

[14]	As of February 16, 2012, the Company’s inactive fleet of four new generation OSVs that were stacked was comprised entirely of 200 class OSVs.

[15]

The Company does not provide annual guidance regarding the effective dayrates anticipated for the roughly 24 “non-term” new generation OSVs at this time due to the pace of permitting in the GoM and the wide range of potential outcomes of its current domestic and international bidding activity for such vessels.

[16]

The Company does not provide average or effective dayrates for its new generation MPSVs as such amounts are skewed by highly variable customer-required costs–of-sales associated with ancillary equipment and services, such as ROVs and cranes. These costs–of-sales are typically recovered through higher dayrates charged to the customer.

[17]	Represents incremental non-cash OID interest expense resulting from the adoption of new accounting standards pertaining to the Company’s convertible senior notes effective January 1, 2009.

[18]

Projected weighted-average diluted shares do not reflect any potential dilution resulting from the Company’s 1.625% convertible senior notes. The Company’s convertible senior notes become dilutive when the average price of the Company’s stock exceeds the effective conversion price for such notes of $62.59.

[19]	The capital expenditure amounts included in this table are cash outlays before the allocation of construction period interest, as applicable.